Resolution Capital Limited

Code of Conduct

Document Control

a.  Version Control / Revision History

This document has been through the following revisions:

Version	Date of Approval	Remarks / Key changes / Reason for Update
1	Jul 2013	Initial version
2	Oct 2014	Revision
2.1	June 2015	Revision
2.2	June 2016	Reviewed
2.3	May 2017	Reviewed
2.4	May 2018	Annual review
3	May 2019	Annual review – Addition of Political Contributions and Whistleblower sections in accordance with SEC requirements
3.1	March 2020	Annual review – Updated whistle blowing section
3.2	November 2020	Correction to a reference in 7.1
3.3	November 2021	Annual review – amendment of section 4 – anti-bribery and corruption
3.4	September 2022	Annual review
3.5	August 2024	Periodic Review, enhancement to Gifts & Entertainment

b.  Authorisation

This document requires the following approvals:

Authorisation	Name
Initial version	Board
Revisions	Board

Contents

CONTENTS		3

1.	INTRODUCTION	4

2.	DEFINITIONS	4

3.	REVIEWING THE CODE	4

4.	CONFLICTS OF INTEREST	5

5.	ANTI-BRIBERY AND CORRUPTION	5

6.	POLITICAL CONTRIBUTIONS	6

7.	RESEARCH TRIPS	6

8.	PERSONAL BENEFITS (GIFTS AND ENTERTAINMENT POLICY)	7

9.	PERSONAL DEALING AND INSIDER TRADING	9

10.	OUTSIDE EMPLOYMENT	9

11.	PERSONAL CONDUCT	9

12.	COPYRIGHT	10

13.	CONFIDENTIALITY	10

14.	WHISTLEBLOWING	11

1.  Introduction

Funds management is a business based to a large extent upon integrity and mutual trust. The Company prides itself on the long-standing reputation of the business for applying the highest ethical standards in all its dealings. It is necessary to have in place guidelines so that all Employees are aware of their obligations.

Employees must always avoid circumstances which may render them susceptible to actual or alleged conflicts of interest, fraud, forgery, corruption, illegal or inappropriate conduct. In order to maintain and safeguard the trust and confidence of clients, regulators and the public, it is essential that the Company be protected from involvement not only in any form of illegal or unethical conduct, but also in any situations or activities which might be perceived by others to constitute illegal or inappropriate conduct.

Set out below is the code of conduct which, subject to such modification as may be notified, shall apply to all employees of the Company. Any breach will give rise to disciplinary action.

2.  Definitions

In this code of conduct, unless the context otherwise indicates:

“Company” means Resolution Capital Limited.

“HOO” means the Head of Operations of the Company.

“Investment Operations Manager” means the Investment Operations Manager of the Company.

“Employees” means the employees of the Company.

“Group” means the Company and its related body corporates.

“Immediate Family” means spouse or de facto partner, any child of an employee, father, mother, brother or sister of an employee.

“Managing Director” means the Managing Director of the Company.

“Entertainment“ includes meals, functions, travel, tickets for or participation in, leisure, social or sporting events. When the giver of the hospitality or entertainment does not attend, the event is defined as a gift.

“Gift” is defined as a non-contractually required payment or receipt. It excludes non-monetary benefits that have a genuine educational or training purpose. It is, however, a requirement that the attendee (or their employer) must pay for travel and accommodation relating to the educational or training course.

3.  Reviewing the Code

The Code will be reviewed regularly in accordance with the Governance Framework.

Reporting breaches of the Code

Employees who learn about or suspect a breach of this Code, the Company’s policies or the law should promptly report it in accordance with the Incident and Breach Reporting Policy.

Failure by an employee to report a known breach of law or Company policy by someone else may result in disciplinary action for that employee. Where an employee is uncomfortable making such a report, they may make a confidential report under the Whistleblower Policy which is available on the Company’s intranet.

Conduct that violates the law or the Company’s policies is grounds for prompt disciplinary or remedial action and may range from a warning up to and including summary termination of employment. It is against the Company’s policy (and may be unlawful) for any employee to retaliate against any other person for:

•	reporting what he or she believed in good faith to be a breach of this Code;

•	expressing an intent to report what he or she believed in good faith to be a breach of this Code;

•	assisting other employees to report a breach of this Code; or

•	participating in any investigation pursuant to this Code.

4.  Conflicts of Interest

Employees must not enter into any personal business (including business they conduct for their Immediate Family members or for investment vehicles which they or their Immediate Family control) which places them in a position where their or their Immediate Family’s interests, are or may be perceived to be in conflict with the interest of the Company and its clients.

Where conflicts or potential conflicts arise, Employees must declare them promptly to the Managing Director or, in their absence, the Investment Operations Manager, and must comply with any directions given to them in that regard. If an employee is in any doubt as to whether a transaction might involve a conflict of interest, then they should discuss the matter with the Investment Operations Manager.

This document should be read in conjunction with the Conflict of Interest policy and all Employees must at all times comply with the policy.

5.  Anti-bribery and Corruption

Bribery is generally understood to mean offering, promising or giving, as well as accepting or soliciting, an inducement or reward in order to gain any commercial, contractual, regulatory or personal advantage.

Bribery can take the form of gifts, loans, fees, rewards, commissions, provision of services, awarding of contracts, making political or charitable donations or other advantages.

Corruption generally means an act or omission for an improper or unlawful purpose, which involves the abuse of a position of trust or power.

There are generally four main legislative obligations relating to anti-bribery and corruption depending on the jurisdiction:

•	an obligation not to bribe a public official including Commonwealth, state, local and foreign officials;

•	an obligation not to bribe a non-public official (i.e. private bribery);

•	an obligation not to receive a bribe; and

•	an obligation to keep and maintain proper records.

The laws that apply to bribery and corruption offences in Australia include:

•	the Criminal Code Act 1995 (Cth) which criminalises bribery of foreign and Commonwealth public officials;

•

State and Territory legislation which regulates private sector bribery and criminalises the corrupt giving of rewards to an employee or agent, and the corrupt receiving of rewards by an employee or agent.

Personnel located in, or travelling to, jurisdictions outside Australia are subject to local laws and regulations that may differ from those applicable in Australia (including the Bribery Act 2010 (UK) in the United Kingdom and the Foreign Corrupt Practices Act 1977 (US) and the Securities Exchange Act 1934 (US) in the United States). Certain laws may also apply even where business is carried out in another country (i.e. any legislation with extraterritorial effect).

The prevention, detection and reporting of bribery and other forms of corruption are the responsibility of all personnel. Accordingly, each personnel’s responsibilities are as follows:

•	Comply with this Policy and the principle of zero tolerance towards bribery and corruption.

•	Avoid any activity that might lead to, or suggest, a breach of this Policy.

•

If you believe or suspect that a conflict with, or breach of, this Policy has occurred, or may occur, notify the Managing Director and/or Risk & Compliance or report in accordance with the Whistleblower Policy as soon as possible.

•	Keep records and register any gifts and entertainment provided or received as required under this Policy and the Related Policies.

Employees must not offer any consideration (whether monetary or otherwise) to any person or company in order to obtain or retain business for the Company.

Employees must not initiate rumours or intentionally circulate false, misleading or deceptive information.

6.  Political Contributions

As an Investment Adviser registered with the SEC, ResCap is bound by the restrictions under Rule 206(4)-5 of the Advisers Act which regulates political contributions made to state and local governments, officials, candidates and political parties. This prohibits an investment adviser from providing services for compensation to a government entity, either directly or through a pooled investment vehicle, for two years after the adviser or any of its “covered associates” makes a political contribution above defined thresholds to an elected official or candidate for public office if the office is responsible for or can influence that government entity’s selection of the adviser.

Any Employee intending to make a political contribution is required to obtain approval from the Investment Operations Manager or Head of Operations prior to making the contribution and log the payment in the Gift Register.

7.  Research Trips

The Company is committed to ongoing investment research and is supportive of research related trips, including broker/company sponsored/initiated trips. The Managing Director must approve such trips in advance.

Unless the Managing Director agrees, Employees participating in broker/company sponsored trips must ensure that the Company pays for the airfare directly, or, if not possible, that the Company is invoiced after the activity for the relevant proportion of the costs incurred.

8.  Personal benefits (Gifts and Entertainment Policy)

8.1 Purpose

This policy will ensure all material gifts or entertainment made to or by an Employee are monitored and reported. The purpose is to prevent the acceptance of excessive gifts or entertainment so that the Company’s decisions are made in the best interests of clients and do not unfairly place the interests of one client ahead of other clients.

Employees must not encourage brokers or clients to offer personal benefits of any kind, including every type of gift, favour, service or anything of monetary value. Employees cannot offer or give, solicit or accept any gift, entertainment or other inducement which is likely to or could be perceived as influencing the performance of their duties to a client or to the Company.

However, if there is no reasonable likelihood of improper influence on the performance of their duties, Employees are permitted to accept personal benefits from clients/brokers/service providers in accordance with the requirements in section 8.3 and 8.4. Under no circumstances may Employees accept a monetary benefit.

8.2 Scope

This Policy applies to gifts and entertainment given to or received from current or prospective clients, third parties and suppliers. Gifts and Entertainment includes gifts and entertainment provided to an employee or long-term contractor, as well as gifts and entertainment provided to a spouse or partner of an employee or long-term contractor.

This Policy does not cover gifts and entertainment given by the Company to its own members of staff.

8.3 Gifts

Acceptable gifts and entertainment

•

Gifts and entertainment that are reasonable, proportionate and genuinely given as an act of common courtesy associated with standard business practice are permitted to be given or accepted provided the gift or entertainment complies with the following requirements:

•	complies with all legal and regulatory requirements;

•	does not place any obligations or create expectations on the recipient;

•	is given or accepted openly (i.e. not in secret);

•	would not be perceived as being inappropriate or giving rise to actual or potential conflicts of interest;

•	is documented and approved in accordance with this Policy; and

•	would not conflict with the Company’s core values, especially the expectation that staff will at all times act with and be perceived to act with honesty and integrity.

Examples of acceptable gifts include:

•	token or ceremonial gifts offered in business situations or to all participants and attendees (e.g. work related seminars, conferences, trade and business events);

•	general gifts (e.g. flowers, wine, chocolates, gift baskets);

•	corporate merchandise;

•	products (e.g. promotional products, samples etc.); and

•	souvenirs.

Disclosure and Approval Requirements

•	Gifts received or offered over $100 must be recorded in the Gifts and Entertainment Register (located within the GRC System).

•

Gifts exceeding $100 per gift cannot be accepted or offered, except if it is approved by the Managing Director. Reasons for the application of this discretion must be disclosed in the Gifts and Entertainment Register.

•

A maximum cumulative value of $600 per employee and per calendar year for all gifts received from a single external person or organisation is acceptable. Similarly, employees cannot offer gifts for a cumulative value greater than $600 to a single external person or organisation per calendar year.

Unacceptable Gifts and Entertainment

Unacceptable gifts and entertainment include cash and cash equivalents (including electronic transfers or vouchers) or anything given or accepted for something in return that is not “arm’s length” or in circumstances where a business relationship or transaction is proposed to be entered into and the gift or entertainment is intended to, or could be perceived as intending to influence the outcome.

Exceptions may apply to bona fide charities that are approved by the Managing Director.

Where any gift or entertainment is offered that is unacceptable, the offer should be politely rejected, and the matter reported promptly to the Managing Director and/or Head of Operations.

8.4 Entertainment

•

All entertainment above $300 per person for a single occasion or entertainment offered or accepted from the same person/organisation 3 times per calendar year must be recorded in the Gifts and Entertainment Register.

•	Any entertainment exceeding $300 per person for a single occasion can only be accepted or offered:

•

in the case of the entertainment being received or offered by an employee of the Company, after approval is received from the Managing Director or in the case of invitations for the Managing Director, from an appropriate Director of the Company; or

•

in the case of Entertainment from a single external person or organisation can be accepted up to 3 times per calendar year per employee. Similarly, entertainment to a single external person can be offered up to 3 times per calendar year.

8.5 Discretion

Notwithstanding sections 8.3 and 8.4 above, the Managing Director, may exercise discretion and approve exemptions to the restrictions in this Policy. Reasons for the application of this discretion must be disclosed in the Gifts and Entertainment Register.

8.6 Monitoring

The Gifts and Entertainment Registers will be reviewed quarterly by the Investment Operations Manager or Head of Operations.

8.7 Reporting

The Gifts and Entertainment Register will be reported to the Company Board on a quarterly basis.

9.  Personal Dealing and Insider Trading

This document should be read in conjunction with the Personal Dealing Policy. Employees must at all times comply with the Company’s Personal Dealing Policy.

Specifically, as a result of their professional activities, Employees must not deal or encourage immediate family members to deal in a company’s shares or securities if they have material, not publicly known, price sensitive information about a company or its business. To do so is a breach of the Corporations Act 2001 and a serious criminal offence.

In the event that an Employee receives inside information, it must be reported as soon as practical to the Investment Operations Manager or Chief Investment Officer (CIO). A restriction on trading that security will be put in place until the Investment Operations Manager or CIO agrees to deem the information to be publicly available and/or no longer material to the security price.

Employees are required to maintain a register of all interests, direct or indirect, held by them in public or listed securities and of all dealings in such securities whilst holding the proper authority.

10.  Outside employment

Employees may not hold any directorship or engage in any employment or commercial duties (whether full time, part time, paid or unpaid) outside of the Company if the interests of the Company or its customers would be or would likely be materially prejudiced or if the directorship, employment or duties would or would likely result in a conflict of interest. For this reason, all contemplated directorships, employment, or other commercial duties outside of the Company must be disclosed to the Managing Director or in the case of the Managing Director, to the Chairman of the Company.

11.  Personal conduct

When attending business activities or functions, Employees must always conduct themselves in a manner which does not bring the Company into disrepute.

Employees must also conduct themselves in a manner that is sensitive to the needs and feelings of their fellow Employees.

If you are aware of an Employee being discriminated against, harassed or bullied or the person who is engaging in this behaviour, you should notify the Managing Director and/or Head of Operations as soon as practicable.

It is the Company’s intention that all reports will be treated seriously. Any Employee who needs support is encouraged to contact the Managing Director or, if this is inappropriate, the Head of Operations.

Any matter that is raised in relation to workplace behaviour will be immediately advised to:

a) the Managing Director for issues raised by staff about another staff member (other than the Managing Director); and

b) the Chair of the Board for issues raised by a staff member in relation to the Managing Director.

The Company will take whatever action it considers appropriate if there has been any inappropriate conduct of the type referred to in this Policy, including disciplining or dismissing offenders. The Company expects that all parties involved will treat all complaints confidentially and will make every attempt to resolve the problem at the lowest possible level. In the event that this is not possible, other steps may need to be taken that may include the activation of investigation and misconduct procedures.

12.  Copyright

Unauthorised use of computer software developed or licensed by the Company is a breach of copyright. Employees are not permitted to take copies of software, or to remove software from the Company premises without the consent of the Managing Director or Head of Operations. Under the dual licensing provisions of the Microsoft copyright, Employees are permitted to load a copy of Microsoft Office on to a PC at home. Refer to the IT & Cybersecurity Policy for information regarding permitted use of the Company’s IT resources.

13.  Confidentiality

13.1 Confidential information

“Confidential Information” means:

a)	Client details, including but not limited to:

•	Client lists

•	Portfolio details, including valuations; and

•	Performance statistics.

b)	Principal investment advisory agreements and guidelines.

c)	Investment advisory/management agreements/guidelines.

d)	Computer software, including but not limited to:

•	Company developed, purchased or licensed computer programs; and

•	Any computer programs, including spreadsheets, developed by an Employee, during the course of their employment with the Company or by other Employees.

e)	Corporate information, including but not limited to:

•	Management reports

•	Budgets/business plans

•	Advisor/Manager Information Database

•	Discussion Database

•	Advisor/Manager Performance Database

•	Marketing materials

f)

Any other information of the Group or any other person or information provided to an Employee in the course of their employment with the Company which is marked confidential or ought reasonably to be understood as being confidential including memoranda, reports or correspondence of the Company or any other person.

g)	And in the case of all of the information described in (a) to (f) above, in any form, including but not limited to, hard/paper copies, electronic copies, source code or object code form.

Confidential Information also means all particulars, information and documents of any kind, whether marked “confidential” or otherwise which the Group provide to the Employee including but not limited to any information or documents relating to:

a)	material prior to publication or broadcast;

b)	information which is market sensitive;

c)	advertising and marketing information;

d)	business plans;

e)	customer information; and

f)	contracts, documents or advice of a legal nature.

Confidential Information does not include information in the public domain, other than as a result of a breach of this undertaking.

13.2 Ownership of Confidential Information

The Employee acknowledges that the Confidential Information provided by the Group, is secret and confidential to the Group, and that the Employee has no ownership interest in the Confidential Information.

13.3 Use of Confidential Information

The Employee undertakes not to directly or indirectly use, disclose or publish any Confidential Information, unless:

a)

the use, disclosure or publication of the Confidential Information by the Employee is required to discharge obligations and responsibilities under the Employee’s employment contract with the Company or any company within the Group, or

b)	the Employee obtains prior written consent of the Company, or

c)	the Employee is required to disclose the Confidential Information by any applicable law or legally binding order of any court, tribunal or government authority.

13.4 Return of Confidential Information

If requested by the Company, the Employee undertakes to immediately return to the Company, or destroy as the Company directs, all documents and other materials containing Confidential Information.

13.5 Breach of undertaking

The Employee acknowledges that a breach of this undertaking will result in disciplinary action being taken against the Employee. Disciplinary action may include termination of employment.

The Employee undertakes to indemnify the Group in respect of any claim, action, damage, loss, liability, cost, expense or payment which the Company or the Group incurs or is liable for as a result of or in respect of a breach of this undertaking by the Employee.

The Employee acknowledges that damages may be inadequate compensation for breach of this undertaking and, subject to the court’s discretion, the Group may restrain, by an injunction or similar remedy, any conduct, or threatened conduct that is or will be a breach of this undertaking.

14.  Whistleblowing

Resolution Capital is committed to the highest standards of ethical conduct and maintaining an open and transparent culture of corporate compliance, ethical and responsible behaviour and good corporate governance.

The Whistleblower Policy is an important tool for helping the company to identify wrongdoing that may not be uncovered unless there is a safe and secure means for disclosing wrongdoing.

The purpose of the policy is to help deter wrongdoing and to ensure individuals who disclose wrongdoing can do so safely, securely and with confidence that they will be protected and supported.

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